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                                                                 Exhibit 3.4



                                 AMENDMENT TO BY-LAWS


     On March 10, 1999, the Board of Directors of Hilton Hotels Corporation approved an amendment to the Corporation's By-Laws, which added a new article that reads as follows:

                             "Stockholder Communications

43. Notwithstanding anything to the contrary contained in these By-Laws, to the extent permitted under applicable law at any time, the Corporation is authorized to communicate with stockholders electronically using, without limitation, telephone, internet or any other computer based technology, to provide reports, proxy statements and other information to stockholders and to permit voting by stockholders at stockholders meetings."